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                                                                    Exhibit 23.2



                          Independent Auditors' Consent



        We consent to incorporation by reference in the registration statement on Form S-8 of e.spire Communications, Inc. and subsidiaries of our report dated March 24, 2000 except for Notes 2, 8 and 19 which are as of April 13, 2000, relating to the consolidated balance sheets of e.spire Communications, Inc. and subsidiaries as of December 31, 1997,1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1997,1998 and 1999, which report appears in the December 31, 1999 annual report on Form 10-K of e.spire Communications, Inc.

        Our report refers to a change to the method of accounting for revenue recognition associated with leasing its fiber-optic network.


                                                  /s/
                                                 KPMG LLP


Washington, DC
June 8, 2000